Fluor Corporation One Enterprise Drive Aliso Viejo, California 92656-2606	Lisa Boyette/Leann Vandergrift Media Relations 949.349.3652/949.349.7420	EXHIBIT 99.1

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News Release

FLUOR RECEIVES BASELESS JURY VERDICT

ALISO VIEJO, Calif. – June 24, 2005 – Yesterday afternoon, Fluor Daniel Caribbean, Inc., a wholly owned subsidiary of Fluor Corporation (NYSE: FLR), received an unexpected unfavorable jury verdict awarding $28.8 million to the developer of a resort hotel project in the Caribbean. Fluor Daniel Caribbean, Inc. was the general contractor on the project, which is located in the Cayman Islands.

     During the course of the project, Fluor ceased work on extra facilities the developer added to the project scope without demonstrating the availability of funding to pay for such extra work. Fluor continued to perform the original contract base work. In January 2004, Fluor filed suit to force collection of invoices for work that had been performed by Fluor. Subsequent to the filing of the suit, the developer terminated Fluor, claiming that Fluor’s lack of progress constituted a material breach of the contract. The jury’s verdict awarded the developer damages in the amount referred to above. Fluor strongly believes that this verdict is not supported by the facts or by applicable law and will pursue all possible avenues of reconsideration or appeal.

     The overall financial impact to Fluor will be a charge of approximately $60 million to pre-tax earnings, plus yet to be determined interest and attorneys’ fees. In addition to the jury award, the charge also includes a reversal of amounts previously billed to the client by Fluor for work performed, including recognized project earnings. The charge may have minimal tax benefits, which would adversely impact Fluor’s effective tax rate. This charge will be reflected in the Company’s second quarter earnings statement while efforts for reconsideration and appeal continue.

     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, California, Fluor is a FORTUNE 500 company with revenues of $9.4 billion in 2004. For more information, visit www.fluor.com.